Exhibit 99.1

NEWS

INVESTOR CONTACT:    (818) 225-3550

David Bigelow or Lisa Riordan

MEDIA CONTACT: (800) 796-8448

COUNTRYWIDE REPORTS SEPTEMBER 2007 OPERATIONAL RESULTS

CALABASAS, CA (October 11, 2007) — Countrywide Financial Corporation (NYSE: CFC) released operational data for the month ended September 30, 2007. Key operational results included the following:

•                  Mortgage loan fundings for the month of September 2007 totaled $21 billion, a 44 percent decline from September 2006.

•                  Average daily mortgage loan application activity for September 2007 was $1.7 billion, a 39 percent decrease from September 2006. The mortgage loan pipeline was $42 billion at September 30, 2007, as compared to $65 billion for the same period last year.

•                  The mortgage loan servicing portfolio continued to grow, reaching $1.46 trillion at September 30, 2007. This is an increase of $215 billion, or 17 percent, from September 30, 2006.

•                  Commercial real estate funding volume for the month of September 2007 was $242 million, which compares to $646 million in September 2006.

•                  Banking Operations’ assets were $101 billion at September 30, 2007, which compares to $88 billion at September 30, 2006.

•                  Securities trading volume in the Capital Markets segment of $272 billion for September 2007 was 10 percent lower when compared to the same month last year.

•                  Net earned premiums from the Insurance segment were $131 million in September 2007, up 37 percent from September 2006.

“September’s production volume is reflective of current market conditions and more restrictive underwriting,” said David Sambol, President and Chief Operating Officer. “For the third quarter of 2007, total mortgage loan production volume declined 27 percent from the second quarter of 2007 and 19 percent from the third quarter last year. Countrywide’s mortgage loan pipeline and average daily applications declined 39 percent and 45 percent, respectively, from June 2007 to $42 billion and $1.7 billion for September 2007, illustrating the significant drop in overall activity throughout the industry.

Investor Relations

4500 Park Granada • Calabasas, CA  91302 •  818-225-3550

http://www.countrywide.com

 Countrywide Home Loans, Inc. and Countrywide Bank, FSB are Equal Housing Lenders. ©2007 Countrywide Financial Corporation.
 Trade/service marks are the property of Countrywide Financial Corporation and/or its subsidiaries. All rights reserved.

“The delinquency rate as a percentage of loans serviced continued to increase in September. However, we estimate that approximately 40 basis points of the 82 basis point month-over-month increase was attributable to four fewer business days in September as opposed to August,” Sambol explained. “The Company is continuing to take the necessary steps to assist borrowers with foreclosure avoidance and investors with loss mitigation.

“The integration of loan production with our Bank remains on track,” Sambol stated. “During the month of September, 89 percent of the Company’s total loan production was originated through the Bank, which compares to 31 percent for September 2006. Assets in our Banking Operations surpassed the $100 billion mark at the end of September, which compares to $90 billion at June 30, 2007. The increase was driven by the Company’s decision to retain more investment-quality loans in its portfolio. Excluding escrows, deposits increased by $2.1 billion in September 2007 to reach $44 billion. This included a net increase in retail deposits of $1.7 billion to reach $26 billion by month’s end. These net increases were driven primarily by new retail deposit production of $2.7 billion in September, an all-time monthly record for the Bank.”

About Countrywide

Founded in 1969, Countrywide Financial Corporation is a diversified financial services provider and a member of the S&P 500, Forbes 2000 and Fortune 500. Through its family of companies, Countrywide originates, purchases, securitizes, sells, and services residential and commercial loans; provides loan closing services such as credit reports, appraisals and flood determinations; offers banking services which include depository and home loan products; conducts fixed income securities underwriting and trading activities; provides property, life and casualty insurance; and manages a captive mortgage reinsurance company. For more information about the Company, visit Countrywide’s website at www.countrywide.com.

This Press Release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, regarding management’s beliefs, estimates, projections, and assumptions with respect to, among other things, the Company’s future operations, financial results, business plans and strategies, as well as industry and market conditions, all of which are subject to change. Actual results and operations for any future period may vary materially from those projected herein and from past results discussed herein. Factors which could cause actual results to differ materially from historical results or those anticipated include, but are not limited to: increased cost of debt; reduced access to corporate debt markets; unforeseen cash or capital requirements; a reduction in secondary mortgage market investor demand; increased credit losses due to downward trends in the economy and in the real estate market; increases in the delinquency rates of borrowers; competitive and general economic conditions in each of our business segments such as slower or negative home price appreciation; changes in general business, economic, market and political conditions in the United States and abroad from those expected; reduction in government support of homeownership; the level and volatility of interest rates; changes in interest rate paths; changes in debt ratings; changes in generally accepted accounting principles or in the legal, regulatory and legislative environments in which Countrywide operates; the judgments and assumptions made by management regarding accounting estimates and related matters; the ability of management to effectively implement the Company’s strategies; and other risks noted in documents filed by the Company with the Securities and Exchange Commission from time to time. Words like “believe,” “expect,” “anticipate,” “promise,” “plan,” and other expressions or words of similar meanings, as well as future or conditional verbs such as “will,” “would,” “should,” “could,” or “may” are generally intended to identify forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements or any other information contained herein, and the statements made in this press release are current as of the date of this release only.

(tables follow)

Investor Relations

4500 Park Granada • Calabasas, CA  91302 •  818-225-3550

http://www.countrywide.com

 Countrywide Home Loans, Inc. and Countrywide Bank, FSB are Equal Housing Lenders. ©2007 Countrywide Financial Corporation.
 Trade/service marks are the property of Countrywide Financial Corporation and/or its subsidiaries. All rights reserved.

2

COUNTRYWIDE FINANCIAL CORPORATION AND SUBSIDIARIES

OPERATING STATISTICS(1)

(Dollars in Millions)

	Month Ended		Year-to-Date
	September 30	September 30	September 30	September 30
	2007	2006	2007	2006
LOAN PRODUCTION
Number of Working Days in the Period	19	20	189	189
Average Daily Mortgage Loan Applications	$1,740	$2,836	$2,775	$2,624
Mortgage Loan Pipeline (loans-in-process)	$41,507	$65,316
Commercial Real Estate Loan Pipeline (loans-in-process)	$1,323	$1,415

Loan Fundings (2):
Retail Lending	$9,330	$12,436	$116,022	$115,352
Wholesale Lending	3,100	7,229	60,908	73,642
Correspondent Lending	8,609	16,534	154,218	129,798
Capital Markets Purchases	137	1,596	4,887	14,942
Banking Operations Purchases (2)	43	292	3,723	6,863
Total Mortgage Loan Fundings	21,219	38,087	339,758	340,597
Commercial Real Estate Lending	242	646	6,714	3,309
Total Loan Fundings	$21,461	$38,733	$346,472	$343,906

Total Bank Loan Fundings (3)	$19,182	$11,998	$167,452	$80,309

Loan Fundings in Units (2):
Retail Lending	56,520	78,388	683,172	744,674
Wholesale Lending	15,844	35,448	296,244	358,397
Correspondent Lending	42,914	85,213	776,022	653,017
Capital Markets Purchases	226	5,832	15,581	57,111
Banking Operations Purchases (2)	—	807	37,597	50,628
Total Mortgage Loan Fundings	115,504	205,688	1,808,616	1,863,827
Commercial Real Estate Lending	88	56	940	366
Total Loan Fundings	115,592	205,744	1,809,556	1,864,193

Total Bank Loan Fundings (3)	105,553	74,449	979,385	552,351

Mortgage Loan Fundings (2)(4):
Purchase	$9,637	$17,677	$143,954	$157,811
Non-purchase	11,582	20,410	195,804	182,786
Total Mortgage Loan Fundings	$21,219	$38,087	$339,758	$340,597

Mortgage Loan Fundings by Product (2):
Government Fundings	$1,657	$1,036	$15,375	$9,436
ARM Fundings	$3,826	$15,778	$99,133	$165,118
Home Equity Fundings	$1,600	$3,766	$29,875	$37,092
Nonprime Fundings	$255	$3,058	$16,928	$30,545

MORTGAGE LOAN SERVICING (5)
Volume	$1,459,136	$1,244,311
Units	8,982,308	7,964,033
Subservicing Volume (6)	$22,921	$20,552
Subservicing Units	220,898	193,536
Prepayments in Full	$10,829	$16,907	$160,296	$155,889
Bulk Servicing Acquisitions	$64	$2,375	$21,662	$3,115
Servicing Portfolio Performance - CHL (7)
Delinquency as a percentage of:
unpaid principal balance	5.85%	4.04%
number of loans serviced	5.87%	4.50%
Foreclosures Pending as a percentage of:
unpaid principal balance	1.27%	0.51%
number of loans serviced	0.92%	0.52%

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	Month Ended		Year-to-Date
	September 30	September 30	September 30	September 30
	2007	2006	2007	2006
LOAN CLOSING SERVICES (units)
Credit Reports	746,947	788,458	8,689,618	7,710,757
Flood Determinations	276,625	273,293	2,620,370	2,533,622
Appraisals	132,067	104,930	1,159,736	940,113
Automated Property Valuation Services	1,251,064	699,238	7,683,926	6,204,234
Other	30,267	17,471	250,536	150,700
Total Units	2,436,970	1,883,390	20,404,186	17,539,426

CAPITAL MARKETS
Securities Trading Volume (8)	$272,229	$301,179	$3,164,327	$2,845,601

BANKING
Banking Operations Assets (in billions)	$101	$88

INSURANCE
Net Premiums Earned:
Carrier	$105.5	$76.5	$873.8	$701.2
Reinsurance	26.0	19.5	202.7	163.6
Total Net Premiums Earned	$131.5	$96.0	$1,076.5	$864.8

Period-end Rates
10-Year U.S. Treasury Yield	4.59%	4.64%
FNMA 30-Year Fixed Rate MBS Coupon	5.97%	5.86%

(1) This data reflects current operating statistics and do not constitute all factors impacting the quarterly and      annual financial results of the Company.  All figures are unaudited and monthly figures may be adjusted in the reported financial statements of the Company.  Such financial statements are provided by the Company quarterly. The Company makes no commitment to update this information for changes in circumstances or events which occur subsequent to the date of this release.

(2) During December 2006, the Company began reporting Banking Operations purchases from third parties. Prior months have been restated to reflect these purchases.

(3) These loans are processed for Countrywide Bank by the Company's Mortgage Banking production divisions and Countrywide Commercial Real Estate Finance, Inc., purchased from non-affiliates or originated by Countrywide Bank and are included in “Total Loan Fundings” above.  The amounts include loans funded for both investment and for sale and commercial real estate loans processed by Countrywide Bank. The Company will report the amount of such loans subsequently sold on a quarterly basis.

(4) Purchase fundings include first trust deed and home equity loans used as purchase money debt in the acquisition of a home. Non-purchase fundings include first trust deed refinance loans, home equity refinance loans, and stand-alone home equity loans.

(5) Includes loans held for sale, loans held for investment, and loans serviced for others, including those under subservicing agreements.

(6) Subservicing volume for non-Countrywide entities.

(7) Excluding subserviced loans and portfolios purchased at a discount due to their non-performing status. Delinquencies as a percentage of unpaid principal balance and numbers of loans serviced exclude loans in foreclosure.

(8) Includes trades with Mortgage Banking Segment.